October 3, 2005

Skip Prichard

Dear Skip:

I am pleased to extend our offer of employment to you for the position of President, ProQuest Information & Learning Higher Education & Library reporting directly to me. Our offer is comprised of the following elements:

•	You will be paid a base salary of $11,528.46 bi-weekly ($ 300,000.00 if annualized).

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As a key executive you will be eligible to participate in our Financial Bonus Plan at 70% of your base salary for on target performance. This bonus is capped at 200 percent of target and represents significant potential if the company over-achieves its targets. Your bonus participation will be pro-rated by month as of your start date.

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You will receive an initial two- year grant totaling 100,000 options on ProQuest Company stock. These options will be awarded upon acceptance of this offer, and priced as of market close on that date. They are subject to both price and service vesting as described in the attached option agreement. Your likely next consideration for a grant would be after October 2007. Nonetheless, the Compensation Committee and CEO have flexibility to make compensation decisions based on performance at any time.

•	You will receive a monthly allowance of $926 for the business use of your personal car. This monthly allowance commences upon acceptance of this offer.

•	You will be eligible for the executive perquisite benefit of up to a maximum of $7,000 annually beginning January 1, 2006.

•	You will be eligible for four weeks of annual vacation, accrued at 13.33 hours per month, beginning January 1, 2006.

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You will be eligible to participate in the company’s benefits program, which includes our group insurance plan, a 401(k) profit sharing plan, for which you are immediately eligible, the Executive Deferred Compensation plan (enrollment needs to be completed within 30 days of your start date), and our executive LTD plan at our group rate. ProQuest reserves the right to modify, suspend or terminate these plans at its discretion.

•	Effective January 1, 2006 you will be eligible to participate in the ProQuest Supplemental Executive Retirement Plan (SERP)-currently a contribution equal to

15% of base + bonus earnings for the calendar year, contributed to the EDCP above. Plan provisions apply, enclosed.

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Should you be involuntarily terminated by Proquest Company for reasons other than cause, you will be eligible for twelve months of base pay, paid as severance, contingent upon your signing a severance agreement and general release provided by the Company. This severance is in lieu of any other severance or separation pay you may be entitled to under Proquest Company policy.

By accepting our offer and signing this letter you affirm that:

You have the full right and authority to perform any services required of you in your position as President, ProQuest Higher Education & Newspapers.

By performing such services you are not breaching any contract or legal obligation you owe to any third party.

You will be required to sign an agreement to protect ProQuest Company confidential information that includes certain non-compete and non-disclosure provisions. A copy of this document is enclosed for your review and you will be asked to sign a copy upon acceptance of this offer. Your employment with ProQuest is “at will”.

We recommend that you retain one copy of these materials for your records. We request a response to our offer by 10/05/05. Should you have any questions, please feel free to contact Linda Longo-Kazanova at 734 997-4913.

Once again, we are excited to have you begin your new duties and having you share in ProQuest's success.

Sincerely,

/s/ Alan Aldworth

Alan Aldworth

Chairman and CEO

Please sign as your acceptance and deliver to Linda Longo-Kazanova, Sr. Vice President of Human Resources & Business Optimization

Offer Accepted:	/s/ Skip Prichard	October 5, 2005
	Signature	Date

Cc: Linda Longo-Kazanova